Exhibit 99.2
VPG Announces Change in Corporate Strategy and Reporting Segments
MALVERN, Pa. (February 15, 2022) - Vishay Precision Group, Inc. (NYSE: VPG), a leader in precision measurement sensing technologies, today announced a new corporate strategy resulting in a realignment of its reporting business segments.

The new corporate strategy and reporting structure builds on the Company’s strengths and investments. The change is designed to accelerate the Company’s growth and optimize its financial performance by leveraging its core technologies, competitive position, and deep technical expertise in growing applications that increasingly require precision measurement solutions.

Marc Zandman, Chairman of the Board of VPG, commented: “We are excited to announce this next evolutionary step for VPG and the potential for faster growth and long-term value creation it provides. Our new strategy also broadens the M&A landscape in new markets and applications.”

In the fourth quarter of 2021, the Company adopted a new structure, under which each of VPG's business segments maintains and deploys specific go-to-market strategies, technical expertise, capital requirements, and acquisition opportunities. This reflects an evolution from the Company's previous strategy of vertical product/technology integration, in which the Company sought to source and integrate components, products and technologies from one business to another.

Ziv Shoshani, Chief Executive Officer of VPG, commented, "We believe the timing is optimal for this change given broadening precision sensing applications in both our traditional industrial markets and new areas, due to the development of higher functionality in our customers' end products. With this change, we are now better positioned to address a number of positive trends in semiconductor test equipment, electrification, consumer applications, increased safety testing, and regulatory requirements, among others.

"Our three reporting segments, which place an expanded emphasis on precision measurement sensing technologies, are each centered on its own capabilities, strategic and operational synergies, and competitive positions to drive additional customer value," Mr. Shoshani said.

Reporting Segments
For the fourth quarter and fiscal year 2021, and on a go-forward basis, the Company is reporting its results in three new reporting segments: Sensors, Weighing Solutions, and Measurement Systems.

The Sensors segment is comprised of precision resistors and strain gages, including our advanced sensors.

The Weighing Solutions segment is comprised of the force sensors, on-board weighing, and process weighing business lines.

The Measurement Systems segment is comprised of steel mill manufacturing productivity solutions (KELK), new metal alloy development systems (Dynamic Systems Inc.), data acquisition systems (Pacific Instruments) and safety testing solutions (Diversified Technical Systems).

Conference Call and Webcast
Management will discuss the change in strategy and reporting segments in conjunction with its fourth quarter earnings conference call scheduled for tomorrow (Wednesday, February 16, 2022) at 9:00 a.m. ET (8:00 a.m. CT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 5963923, or on the "Events" page of the investor relations section of the VPG website at ir.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode 3054532. The replay will also be available for a limited time on the "Events" page of the investor relations section of the VPG website at ir.vpgsensors.com.

About VPG
Vishay Precision Group, Inc. (VPG) is a leader in precision measurement sensing technologies. Our sensors, weighing solutions and measurement systems optimize and enhance our customers’ product performance across a broad array of markets to make our world safer, smarter, and more productive.
To learn more, visit VPG at www.vpgsensors.com and follow us on LinkedIn

Forward-Looking Statements
From time to time, information provided by us, including, but not limited to, statements in this press release, or other statements made by or on our behalf, may contain or constitute "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements (including those regarding our new corporate strategy), are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; impact of inflation, global labor and supply chain challenges; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, health (including the COVID-19 pandemic) and military instability in the countries in which we operate; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; significant developments from the recent and potential changes in tariffs and trade regulation; our efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter-in-place orders and business closures and the related impact on resource allocations, manufacturing and supply chains; the Company’s status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority; the Company’s ability to execute its business continuity, operational and budget plans in light of the COVID-19 pandemic; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2021. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Steve Cantor
Vishay Precision Group, Inc.
781-222-3516

steve.cantor@vpgsensors.com